Exhibit 99.1
Beverage Industry Leader Dave Burwick Joins
The Duckhorn Portfolio Board of Directors
ST. HELENA, Calif., May 22, 2024 – (BUSINESS WIRE) – The Duckhorn Portfolio, Inc. (NYSE: NAPA) (the “Company”) today announced the appointment of Dave Burwick to its Board of Directors, effective May 21, 2024. Burwick brings over 30 years of beverage industry experience, most recently serving as President and Chief Executive Officer of The Boston Beer Company (NYSE: SAM), a leading alcoholic beverage company. Burwick will serve as the chairperson of the Company’s Nominating and Corporate Governance Committee and as a member of the Company’s Audit Committee.
“Dave is an accomplished beverage executive with operational and strategic expertise that brings incremental value and perspective to The Duckhorn Portfolio Board,” said Deirdre Mahlan, President, CEO and Chairperson. “We look forward to his contributions at this important inflection point for the company and believe Dave will be an instrumental thought partner as we focus on driving consistent, profitable growth and value creation for all our stakeholders.”
Burwick most recently served as President and Chief Executive Officer of the Boston Beer Company from 2018 until his retirement in 2024. Prior to joining Boston Beer, Burwick spent six years as President and CEO of Peet’s Coffee & Tea, Inc. Previously, he was President of North America for WW International and spent 20 years at PepsiCo, Inc. in a range of senior executive roles. Burwick received a BA, cum laude, from Middlebury College and an MBA from Harvard Business School. He is currently a member of the Board of Directors at Deckers Outdoor Corporation.
“It is a privilege to join the Board of the leading American luxury wine company,” said Burwick. “The Duckhorn Portfolio has a track record of excellence, and I look forward to partnering with the Board and leadership team to continue to drive scale and build long-term shareholder value.”
About The Duckhorn Portfolio, Inc.
The Duckhorn Portfolio is North America’s premier luxury wine company, with eleven wineries, ten state-of-the-art winemaking facilities, eight tasting rooms and over 2,200 coveted acres of vineyards spanning 38 Estate properties. Established in 1976, when vintners Dan and Margaret Duckhorn founded Napa Valley’s Duckhorn Vineyards, today, our portfolio features some of North America’s most revered wineries, including Duckhorn Vineyards, Decoy, Sonoma-Cutrer, Kosta Browne, Goldeneye, Paraduxx, Calera, Migration, Postmark, Canvasback and Greenwing. Sourcing grapes from our own Estate vineyards and fine growers in Napa Valley, Sonoma County, Anderson Valley, California’s North and Central coasts, Oregon and Washington State, we offer a curated and comprehensive portfolio of acclaimed luxury wines with price points ranging from $20 to $230 across more than 15 varietals and 39 appellations. Our wines are available throughout the United States, on five continents, and in more than 50 countries around the world.

Contacts

Investor Contact
Ben Avenia-Tapper
IR@duckhorn.com
(707) 339-9232

Media Contact
Jessica Liddell, ICR
DuckhornPR@icrinc.com
(203) 682-8200